Execution Version

Customer CUSIP 17205GAA9

$225,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

CINCINNATI FINANCIAL CORPORATION,

and

CFC INVESTMENT COMPANY,

as Borrowers,

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

PNC CAPITAL MARKETS, LLC,

as Sole Bookrunner and Joint Lead Arranger,

FIFTH THIRD BANK, N.A.

as Joint Lead Arranger and Syndication Agent

The Huntington National Bank

and

U.S. Bank National Association,

as Documentation Agents

Dated as of May 31, 2012

TABLE OF CONTENTS

				Page
1.	CERTAIN DEFINITIONS			1

	1.1	Certain Definitions		1

	1.2	Construction		17

	1.3	Accounting Principles		17

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			18

	2.1	Revolving Credit Commitments		18

		2.1.1	Revolving Credit Loans	18

		2.1.2	Swing Loan Commitment	18

	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		18

	2.3	Commitment Fees		19

	2.4	Revolving Credit Loan Requests; Swing Loan Requests		19

		2.4.1	Revolving Credit Loan Requests	19

		2.4.2	Swing Loan Requests	19

	2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		20

		2.5.1	Making Revolving Credit Loans	20

		2.5.2	Presumptions by the Administrative Agent	20

		2.5.3	Making Swing Loans	20

		2.5.4	Repayment of Revolving Credit Loans	20

		2.5.5	Borrowings to Repay Swing Loans	21

		2.5.6	Participation Obligations Unconditional	21

	2.6	Notes		22

	2.7	Use of Proceeds		22

	2.8	Reduction of Revolving Credit Commitment		22

	2.9	Increase in Revolving Credit Commitments		22

		2.9.1	Increasing Lenders and New Lenders	22

		2.9.2	Repayment of Outstanding Loans; Borrowing of New Loans	23

	2.10	Defaulting Lenders		23

		2.10.1	Defaulting Lender Adjustments	23

		2.10.2	Defaulting Lender Cure	25

		2.10.3	New Swing Loans	25

3.	INTEREST RATES			25

i

	3.1	Interest Rate Options		25

		3.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	26

		3.1.2	Rate Quotations	26

	3.2	Interest Periods		26

	3.3	Interest After Default		26

		3.3.1	Interest Rate	26

		3.3.2	Other Obligations	26

		3.3.3	Acknowledgment	26

	3.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		27

		3.4.1	Unascertainable	27

		3.4.2	Illegality; Increased Costs; Deposits Not Available	27

		3.4.3	Administrative Agent’s and Lender’s Rights	27

	3.5	Selection of Interest Rate Options		28

4.	PAYMENTS			28

	4.1	Payments		28

	4.2	Pro Rata Treatment of Lenders		28

	4.3	Sharing of Payments by Lenders		29

	4.4	Presumptions by Administrative Agent		30

	4.5	Interest Payment Dates		30

	4.6	Voluntary Prepayments		30

		4.6.1	Right to Prepay	30

		4.6.2	Replacement of a Lender	31

	4.7	Increased Costs		31

		4.7.1	Increased Costs Generally	31

		4.7.2	Capital Requirements	32

		4.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	32

		4.7.4	Delay in Requests	32

	4.8	Taxes		33

		4.8.1	Payments Free of Taxes	33

		4.8.2	Payment of Other Taxes by the Borrowers	33

		4.8.3	Indemnification by the Borrowers	33

		4.8.4	Indemnification by the Lenders	33

		4.8.5	Evidence of Payments	33

ii

		4.8.6	Status of Lenders	34

		4.8.7	Treatment of Certain Refunds	36

		4.8.8	Survival	36

	4.9	Indemnity		36

	4.10	Settlement Date Procedures		37

5.	REPRESENTATIONS AND WARRANTIES			37

	5.1	Representations and Warranties		37

		5.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	37

		5.1.2	Subsidiaries and Owners; Investment Companies	38

		5.1.3	Validity and Binding Effect	38

		5.1.4	No Conflict; Material Agreements; Consents	38

		5.1.5	Litigation	39

		5.1.6	Financial Statements	39

		5.1.7	Margin Stock	39

		5.1.8	Full Disclosure	39

		5.1.9	Taxes	40

		5.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	40

		5.1.11	Insurance	40

		5.1.12	ERISA Compliance	40

		5.1.13	Environmental Matters	41

		5.1.14	Solvency	41

		5.1.15	Insurance Licenses	41

6.	CONDITIONS OF LENDING			41

	6.1	First Loans		41

		6.1.1	Deliveries	41

		6.1.2	Payment of Fees	42

	6.2	Each Loan		42

7.	COVENANTS			42

	7.1	Affirmative Covenants		42

		7.1.1	Preservation of Existence, Etc.	42

		7.1.2	Payment of Liabilities, Including Taxes, Etc.	42

		7.1.3	Maintenance of Insurance	43

		7.1.4	Maintenance of Properties and Leases	43

iii

		7.1.5	Visitation Rights	43

		7.1.6	Keeping of Records and Books of Account	43

		7.1.7	Compliance with Laws; Use of Proceeds	43

	7.2	Negative Covenants		44

		7.2.1	Indebtedness	44

		7.2.2	Liens; Lien Covenants	44

		7.2.3	Guaranties	44

		7.2.4	Dividends and Related Distributions	44

		7.2.5	Liquidations, Mergers, Consolidations, Acquisitions	45

		7.2.6	Dispositions of Assets or Subsidiaries	45

		7.2.7	Affiliate Transactions	45

		7.2.8	Continuation of or Change in Business	45

		7.2.9	Fiscal Year	45

		7.2.10	Changes in Organizational Documents	45

		7.2.11	Limitation on Certain Restrictions on Subsidiaries	46

		7.2.12	Anti-Terrorism Laws	46

		7.2.13	Consolidated Debt to Total Capitalization	46

		7.2.14	Consolidated Net Worth	46

	7.3	Reporting Requirements		46

		7.3.1	Quarterly Financial Statements	46

		7.3.2	Annual Financial Statements	47

		7.3.3	Certificate of the Company	47

		7.3.4	Notices	47

8.	DEFAULT			48

	8.1	Events of Default		48

		8.1.2	Breach of Warranty	48

		8.1.3	Breach of Negative Covenants or Visitation Rights	48

		8.1.4	Breach of Other Covenants	49

		8.1.5	Defaults in Other Agreements or Indebtedness	49

		8.1.6	Final Judgments or Orders	49

		8.1.7	Loan Document Unenforceable	49

		8.1.8	Uninsured Losses; Proceedings Against Assets	49

		8.1.9	Events Relating to Plans and Benefit Arrangements	49

		8.1.10	Change of Control	50

iv

		8.1.11	Regulatory Orders	50

		8.1.12	Insurance Licenses	50

		8.1.13	Relief Proceedings	50

	8.2	Consequences of Event of Default		50

		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	50

		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	51

		8.2.3	Set-off	51

		8.2.4	Application of Proceeds	51

9.	THE ADMINISTRATIVE AGENT			52

	9.1	Appointment and Authority		52

	9.2	Rights as a Lender		52

	9.3	Exculpatory Provisions		52

	9.4	Reliance by Administrative Agent		53

	9.5	Delegation of Duties		53

	9.6	Resignation of Administrative Agent		54

	9.7	Non-Reliance on Administrative Agent and Other Lenders		54

	9.8	No Other Duties, etc.		54

	9.9	Administrative Agent’s Fee		54

	9.10	No Reliance on Administrative Agent’s Customer Identification Program		55

10.	MISCELLANEOUS			55

	10.1	Modifications, Amendments or Waivers		55

		10.1.1	Increase of Commitment	55

		10.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	55

		10.1.3	Miscellaneous	55

	10.2	No Implied Waivers; Cumulative Remedies		56

	10.3	Expenses; Indemnity; Damage Waiver		56

		10.3.1	Costs and Expenses	56

		10.3.2	Indemnification by the Borrowers	56

		10.3.3	Reimbursement by Lenders	57

		10.3.4	Waiver of Consequential Damages, Etc.	57

		10.3.5	Payments	57

	10.4	Holidays		57

	10.5	Notices; Effectiveness; Electronic Communication		57

v

	10.5.1	Notices Generally	57

	10.5.2	Electronic Communications	58

	10.5.3	Change of Address, Etc.	58

10.6	Severability		58

10.7	Duration; Survival		58

10.8	Successors and Assigns		59

	10.8.1	Successors and Assigns Generally	59

	10.8.2	Assignments by Lenders	59

	10.8.3	Register	60

	10.8.4	Participations	60

	10.8.5	Limitations upon Participant Rights Successors and Assigns Generally	61

	10.8.6	Certain Pledges; Successors and Assigns Generally	61

10.9	Confidentiality		62

	10.9.1	General	62

	10.9.2	Sharing Information With Affiliates of the Lenders	62

10.10	Counterparts; Integration; Effectiveness		62

	10.10.1	Counterparts; Integration; Effectiveness	62

10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		63

	10.11.1	Governing Law	63

	10.11.2	SUBMISSION TO JURISDICTION	63

	10.11.3	WAIVER OF VENUE	63

	10.11.4	SERVICE OF PROCESS	63

	10.11.5	WAIVER OF JURY TRIAL	64

10.12	USA Patriot Act Notice		64

vi

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.10	-	INTELLECTUAL PROPERTY
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.10	-	JOINDER AGREEMENT
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 4.8	-	U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

vii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of May 31, 2012 and is made by and among Cincinnati Financial Corporation, an Ohio corporation (the “Company”), CFC Investment Company, an Ohio corporation (“CFC-I” and together with the Company, each a “Borrower” and together, the “Borrowers”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrowers have requested the Lenders to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $225,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.          CERTAIN DEFINITIONS

1.1          Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9.

Administrative Agent’s Letter shall have the meaning specified in Section 9.9.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Insurance Regulatory Authority means, with respect to any Insurance Company, the insurance department or similar administrative authority or agency of the jurisdiction in which such Insurance Company is domiciled.

Applicable Margin shall mean, as applicable:

(A)         the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Debt Ratings then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”,

(B)         the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Debt Ratings then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”, or

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8, in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Borrower, the Chief Executive Officer and Chief Financial Officer of such Borrower or such other individuals, designated by written notice to the Administrative Agent from such Borrower, authorized to execute notices, reports and other documents on behalf of such Borrower required hereunder. Each Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the applicable Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(i).

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the applicable Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be May 31, 2012.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of the Swing Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3.

Company shall have the meaning specified in the Preamble hereto.

Compliance Certificate shall have the meaning specified in Section 7.3.3.

Consolidated Debt means the consolidated Indebtedness of the Company and its consolidated Subsidiaries, including without limitation the principal amount of the Loans.

Consolidated Net Income means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for that period.

Consolidated Net Worth means, at any time, the consolidated shareholders’ equity of the Company and its Subsidiaries at such time. For purposes of Section 7.2.14, the amount shown on the Company’s statement of changes in shareholder’s equity under the caption “Accumulated other comprehensive income (loss)” will be excluded.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Debt Rating shall have the meaning specified in Schedule 1.1(A).

Defaulting Lender shall mean, subject to Section 2.10.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Relief Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10.2) upon delivery of written notice of such determination to the Borrowers, the Swing Lender and each Lender.

Dollar and the symbol $ shall mean lawful money of the United States of America.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with a Borrower and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

ERISA Group shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 4.6.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.8.6 and (d) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, May 31, 2017.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

Financial Strength Rating means with respect to any Insurance Company, the financial strength rating of such Insurance company as determined by A.M. Best Company, Inc., Standard & Poor’s or Moody’s.

Foreign Lender shall mean a Lender that is not a U.S. Person.

Fronting Exposure means, at any time there is a Defaulting Lender, with respect to the Swing Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by the Swing Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business; provided however, that term Guaranty shall not include (a) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (b) obligations with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (c) obligations with respect to Policies.

IFRS means the International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”) (including those International Accounting Standards issued by the International Accounting Standards Committee (“IASC”) which have been adopted by the IASB, as well as interpretations of International Financial Reporting Standards developed by the International Financial Reporting Interpretations Committee (and predecessor bodies) and approved by the IASB, as endorsed by the European Union, from time to time in effect and applied on a consistent basis both as to classification of items and amounts.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money; provided that Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business and (y) obligations with respect to Policies.

Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2.

Information shall mean all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of their Subsidiaries.

Insignificant Subsidiary means any Subsidiary which has revenues in an amount less than 5% of the consolidated revenues of the Company and its Subsidiaries as of the end of the most recent fiscal quarter of the Company for which financial statements are available.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Insurance Code means, with respect to any Insurance Company, the applicable insurance code or Law (including regulations) of such Insurance Company’s domicile which governs the licensing of companies who engage in the insurance or reinsurance business and the issuance of insurance or reinsurance.

Insurance Company means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any jurisdiction which regulates insurance and/ or reinsurance companies or the doing of an insurance and/ or reinsurance business therein.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Borrowers and certain of their Subsidiaries in the form attached hereto as Exhibit 1.1(I)(2).

Interest Period shall mean the period of time selected by the applicable Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months, or such other period requested by the applicable Borrower and consented to by all the Lenders. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the applicable Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if such Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) no Borrower shall select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

Knowledge shall mean any “named executive officer” (as defined in rules promulgated by the SEC).

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree or judgment, including the interpretation or administration thereof by any Official Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Official Body, in each case whether or not having the force of law.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate =	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the applicable Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(ii).

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Licenses shall have the meaning specified in Section 5.1.15.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Intercompany Subordination Agreement, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Request shall have the meaning specified in Section 2.4.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Borrowers taken as a whole, (c) materially impairs the ability of the Borrowers taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investor Service, Inc. and any successor thereto.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Non-Defaulting Lender shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

Obligation shall mean any obligation or liability of any of the Borrowers, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.2).

Participant has the meaning specified in Section 10.8.4.

Participant Register shall have the meaning specified in Section 10.8.4.

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder and termination of the Commitments.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Liens shall mean:

(i)          Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)         Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)        Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)        Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(v)         Liens on property leased by any Borrower or Subsidiary of a Borrower under capital and operating leases securing obligations of such Borrower or Subsidiary to the lessor under such leases;

(vi)        Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(vii)       Liens securing obligations owed by the Company to any of its Subsidiaries or owed by any Subsidiary to the Company or any Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(viii)      Purchase Money Security Interests; and

(ix)         The following, if (A) the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) they do not, in the aggregate, materially impair the ability of any Borrower to perform its Obligations hereunder or under the other Loan Documents:

(1)         Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)         Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3)          Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Policies means all insurance and reinsurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Official Bodies) by any Insurance Company and any coinsurance agreements entered into or to be entered into by an Insurance Company.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent); provided that, for any day that is not a Business Day, the Published Rate for such day shall be the Published Rate as in effect on the most recent Business Day.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Borrower or Subsidiary of a Borrower or deferred payments by such Borrower or Subsidiary for the purchase of such tangible personal property.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Recipient shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Borrower or Subsidiary of a Borrower in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or Subsidiary of a Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Required Lenders shall mean

(A)         If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(B)         If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments and the outstanding Revolving Credit Loans (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 4.10.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to a Borrower pursuant to Section 2.1.

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans and the outstanding Swing Loans.

SAP means, as to each Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority for the preparation of its financial statements and other reports by insurance corporations of the same type as such Insurance Company in effect on the date such statements or reports are to be prepared.

SEC means the United States Securities and Exchange Commission or any successor entity.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 4.10.

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Statements shall have the meaning specified in Section 5.1.6(i).

Statutory Statement means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent Annual Statement or Quarterly Statement (if any) filed with the Applicable Insurance Regulatory Authority, which Statutory Statements shall be prepared in accordance with SAP.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2.

Swing Lender shall mean PNC, in its individual capacity as Swing Lender hereunder, and any successor in such capacity.

Swing Loan Commitment shall mean the Swing Lender’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 in an aggregate principal amount up to $35,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by the Swing Lender to the Borrowers pursuant to Section 2.1.2.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate has the meaning assigned to such term in Section 4.8.6.

Withholding Agent means any Borrower and the Administrative Agent.

1.2         Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3         Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate) or SAP, as the context requires, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP or SAP, as the case may be; provided, however, that all accounting terms used in Section 7.2 (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 5.1.6(i). If after the Company migrates to IFRS or there occurs any change in GAAP or in the application thereof that would affect the computation of any financial ratio or requirement set forth in any Loan Document and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then, then the parties hereto agree to endeavor, in good faith, to amend such ratio or requirement to preserve the original intent thereof in light of such change, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP as in effect and applied immediately before such migration or change.

2.          REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1         Revolving Credit Commitments.

2.1.1           Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2           Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swing Lender may, at its option, cancelable at any time for any reason whatsoever in its sole discretion, make swing loans (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $35,000,000, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2         Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3         Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers, jointly and severally agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, the Swing Lender’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4         Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1           Revolving Credit Loan Requests. Except as otherwise provided herein, each Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2, by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or email in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.

2.4.2           Swing Loan Requests. Except as otherwise provided herein, each Borrower may from time to time prior to the Expiration Date request the Swing Lender to make Swing Loans by delivery to the Swing Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or email (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000 or a higher integral multiple thereof.

2.5         Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1           Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4, notify the Lenders of its receipt of such Loan Request specifying the information provided by the applicable Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2, fund such Revolving Credit Loans to the applicable Borrower in Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2.

2.5.2           Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3           Making Swing Loans. So long as the Swing Lender elects to make Swing Loans, the Swing Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, fund such Swing Loan to the applicable Borrower in Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.5.4           Repayment of Revolving Credit Loans. The Borrowers, jointly and severally agree to repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.5.5           Borrowings to Repay Swing Loans. The Swing Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 without regard to any of the requirements of that provision. The Swing Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or email) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 are then satisfied) by the time the Swing Lender so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from the Swing Lender; provided that if the conditions precedent to a borrowing of Revolving Credit Loans are not then satisfied or for any other reason the Lenders may not then make Revolving Credit Loans under the Base Rate Option to the applicable Borrower in whole or in part as contemplated by this Section, because of such Borrower’s failure to satisfy the conditions set forth in Section 6.2 other than any notice requirements, or for any other reason, then instead of making Revolving Credit Loans, each Lender (other than the Swing Lender) shall become immediately obligated to fund its participation in the outstanding Swing Loans and shall pay to the Swing Lender an amount equal to such Lender’s Ratable Share of all outstanding Swing Loans. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 8:00 p.m. on the Business Day next after the date the Lenders receive notice from the Swing Lender of its obligation to fund its participation in Swing Loans, such Lender agrees to pay interest on such amount to the Swing Lender forthwith on demand, for each day from the date such amount was to have been delivered to the Swing Lender to the date such amount is paid, (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following such demand and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the date of such demand. Any Lender’s failure to make available to the Swing Lender its Ratable Share of the amount of all outstanding Swing Loans shall not relieve any other Lender of its obligation hereunder to make available to the Swing Lender such other Lender’s Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to make available to the Swing Lender such other Lender’s Ratable Share of any such amount.

2.5.6           Participation Obligations Unconditional. Each Lender’s obligation to make available to the Swing Lender the amount of its participation interest in Swing Loans as provided in Section 2.5.5 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Potential Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any Subsidiary, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

2.6         Notes. The obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.7         Use of Proceeds. The proceeds of the Loans shall be used to refinance certain existing Indebtedness and general corporate purposes.

2.8         Reduction of Revolving Credit Commitment. The Company shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.10) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.8 shall be irrevocable.

2.9         Increase in Revolving Credit Commitments.

2.9.1           Increasing Lenders and New Lenders. The Company may, at any time, request that (a) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (b) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i)          No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

(ii)         Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(iii)        Aggregate Revolving Credit Commitments. Each such increase shall be in a minimum amount of $25,000,000 and higher integral multiples of $5,000,000; provided that the aggregate amount of all increases under this Section 2.9.1 shall not exceed $50,000,000.

(iv)        Resolutions; Opinion. The Borrowers shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Borrowers.

(v)         Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

(vi)        Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent.

(vii)       Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(viii)      New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.10 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.9.2         Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrowers shall repay all Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 4.10; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.9.

2.10       Defaulting Lenders.

2.10.1       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.2.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Lender hereunder; third, as the Company may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or the Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10.1(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.10.1(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding Revolving Credit Loans plus the Ratable share of the outstanding Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure.

2.10.2         Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.10.1(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.10.3         New Swing Loans. So long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.

3.          INTEREST RATES

3.1           Interest Rate Options. The Borrowers, jointly and severally agree to pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the applicable Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, no Borrower may request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 4.9 in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

3.1.1           Revolving Credit Interest Rate Options; Swing Line Interest Rate. Each Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)            Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 3.3, only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

3.1.2          Rate Quotations. A Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2          Interest Periods. At any time when a Borrower shall select, convert to or renew a LIBOR Rate Option, such Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3          Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent (or immediately without any such demand upon the occurrence of an Event of Default under Section 8.1.1):

3.3.1           Interest Rate. The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 shall be increased by 2.0% per annum;

3.3.2           Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.3           Acknowledgment. Each Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by Administrative Agent.

3.4          LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1           Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)          adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)         a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 3.4.3.

3.4.2           Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)          the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)         such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)       after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3.

3.4.3           Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 3.4.1 above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 3.4.2 above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the applicable Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4.1 and a Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.4.2, the applicable Borrower shall, subject to the Borrowers’ indemnification Obligations under Section 4.9, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6. Absent due notice from the applicable Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5           Selection of Interest Rate Options. If the applicable Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2, such Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4.          PAYMENTS

4.1           Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Administrative Agent’s Fee or other fees or amounts due from any Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2           Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by any Borrower with respect to principal, interest, Commitment Fees, or other fees (except for the Administrative Agent’s Fee) or amounts due from any Borrower hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 in the case of an event specified in Section 3.4, 4.6.2 or 4.7) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by any Borrower of principal, interest, fees or other amounts from such Borrower with respect to Swing Loans shall be made by or to the Swing Lender according to Section 2.5.5.

4.3           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)         the provisions of this Section 4.3 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.3 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

Any Lender that fails at any time to comply with the provisions of this Section 4.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of or relating to outstanding Loans, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Borrowers. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Borrowers to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 4.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Borrowers to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 4.3.

4.4          Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5          Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6          Voluntary Prepayments.

4.6.1          Right to Prepay. Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 below, in Section 4.7 and Section 4.9). Whenever a Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)          the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)          a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y)          a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)          the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3, if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which such Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ obligation to indemnify the Lenders under Section 4.9.

4.6.2           Replacement of a Lender. In the event any Lender (i) is a Defaulting Lender or (ii) becomes subject to the control of an Official Body (other than normal and customary supervision), then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)          the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.8;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 4.7.1 or payments required to be made pursuant to Section 4.8, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.7          Increased Costs.

4.7.1           Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender, or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers, jointly and severally, agree to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

4.7.2           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

4.7.3           Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 4.7.1 or 4.7.2 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.7.4           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.8          Taxes.

4.8.1           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

4.8.2           Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

4.8.3           Indemnification by the Borrowers. Each Borrower shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

4.8.4           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.8.4.

4.8.5           Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Official Body pursuant to this Section 4.8, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.8.6           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.8.6(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.8-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.8-2 or Exhibit 4.8-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.8-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

4.8.7           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.8 (including by the payment of additional amounts pursuant to this Section 4.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.8.8           Survival. Each party’s obligations under this Section 4.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.9          Indemnity. In addition to the compensation or payments required by Section 4.7 or Section 4.8, each Borrower shall, jointly and severally, indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)          payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)         attempt by the applicable Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 or Section 3.2 or notice relating to prepayments under Section 4.6, or

(iii)        default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

4.10         Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, each Borrower may borrow, repay and reborrow Swing Loans and the Swing Lender may make Swing Loans as provided in Section 2.1.2 during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by each Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 . The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by each Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.          REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties. The Borrowers, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1.1           Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Borrower and each Subsidiary of each Borrower (i) is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in (x) its jurisdiction of organization and (y) except where the failure to be so qualified would not reasonably be expected to result in Material Adverse Change, each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.13) in all jurisdictions in which any Borrower or Subsidiary of any Borrower is presently or will be doing business except where the failure to do so would not reasonably be expected to result in Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

5.1.2           Subsidiaries and Owners; Investment Companies. Schedule 5.1.2 states the name of each of the Borrowers’ Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). Each Borrower and each of their respective Subsidiaries has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. No Borrower nor any of their respective Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.1.3           Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Borrower, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws and principles of equity affecting the enforcement of creditor’s rights.

5.1.4           No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles of incorporation, regulations or other organizational documents of any Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Borrower or any of its Subsidiaries. There is no default under such material agreement (referred to above) and no Borrower nor any of their respective Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or subject to any requirement of Law that would reasonably be likely to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, other than the filing of a Form 8-K upon entering into the Agreement and the Loan Documents.

5.1.5           Litigation. Except as routinely encountered in claims activity, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of any Borrower, threatened against such Borrower or any Subsidiary of such Borrower at law or in equity before any Official Body as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. No Borrower nor any of their respective Subsidiaries is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in a Material Adverse Change.

5.1.6           Financial Statements.

(i)          Historical Statements. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2011. In addition, the Company has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2012 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries in all material respects as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)         Accuracy of Financial Statements. No Borrower nor any of their respective Subsidiaries has any liabilities, contingent or otherwise (other than obligations under Policies), or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of their respective Subsidiaries which may reasonably be expected to result in a Material Adverse Change. Since December 31, 2011, no Material Adverse Change has occurred.

5.1.7           Margin Stock. No Borrower nor any of their respective Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. No Borrower nor any of their respective Subsidiaries holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Borrower or Subsidiary of any Borrower are or will be represented by margin stock.

5.1.8           Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.9           Taxes. All Federal and state income tax returns, and all other material federal, state, local and other tax returns required to have been filed with respect to each Borrower and each Subsidiary of each Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.10         Patents, Trademarks, Copyrights, Licenses, Etc. Except as set forth on Schedule 5.1.10, each Borrower and each Subsidiary of each Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.1.11         Insurance. The properties of each Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower and Subsidiary in accordance with prudent business practice in the industry of such Borrower and Subsidiaries.

5.1.12         ERISA Compliance. (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best Knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)         No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.1.13         Environmental Matters. To the Knowledge of each Borrower, each Borrower and each of its respective Subsidiaries is and has been in compliance with applicable Environmental Laws except for such noncompliance that would not in the aggregate reasonably be likely to result in a Material Adverse Change.

5.1.14         Solvency. Before and after giving effect to the initial Loans hereunder, each of the Borrowers is solvent.

5.1.15         Insurance Licenses. No material license (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business of any Insurance Subsidiary (collectively, the “Licenses”) is the subject of a proceeding for suspension or revocation or any similar proceedings, to the best of Borrowers’ Knowledge, there is no sustainable basis for such a suspension or revocation, and to the best of the Borrowers’ Knowledge, no such suspension or revocation is threatened by any state insurance department.

6.          CONDITIONS OF LENDING

The obligation of each Lender to make Loans hereunder is subject to the performance by each of the Borrowers of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

6.1           First Loans.

6.1.1           Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)          A certificate of each of the Borrowers signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects, (x) the Borrowers are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Company delivered to the Administrative Agent;

(ii)         A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Borrowers, certifying as to: (a) all action taken by each Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Borrower in each state where organized or qualified to do business;

(iii)        This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)        A written opinion of counsel for the Borrowers, dated the Closing Date and in form and substance satisfactory to the Administrative Agent;

(v)         A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date, signed by an Authorized Officer of the Company;

(vi)        All material consents required to effectuate the transactions contemplated hereby;

(vii)       Evidence that the Credit Agreement dated as of July 2, 2007, among the Borrowers, the lenders party thereto and Huntington National Bank, as amended, has been terminated, and all outstanding obligations thereunder have been paid; and

(viii)      Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

6.1.2         Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

6.2           Each Loan. At the time of making any Loans and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Borrowers shall then be true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans shall not contravene any Law applicable to any Borrower or Subsidiary of any Borrower or any of the Lenders, and (iv) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request.

7.          COVENANTS

The Borrowers, jointly and severally, covenant and agree that until Payment In Full, the Borrowers shall comply at all times with the following covenants:

7.1          Affirmative Covenants.

7.1.1           Preservation of Existence, Etc. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in (a) its jurisdiction of organization and (b) except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change, each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except as otherwise expressly permitted in Section 7.2.5.

7.1.2           Payment of Liabilities, Including Taxes, Etc. Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

7.1.3           Maintenance of Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.

7.1.4           Maintenance of Properties and Leases. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties and facilities material to its business, and from time to time, such Borrower will make or cause to be made all material repairs, renewals or replacements thereof.

7.1.5           Visitation Rights. Each Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Borrower, (ii) such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent and (iii) such audit will be at such Lender’s expense prior to the occurrence and continuance of an Event of Default and at the expense of the Borrowers after the occurrence and during the continuance of an Event of Default.

7.1.6           Keeping of Records and Books of Account. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP or IFRS, as applicable, and as otherwise required by applicable Laws of any Official Body having jurisdiction over either Borrower or any Subsidiary of either Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7           Compliance with Laws; Use of Proceeds. Each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws. The Borrowers will use the proceeds of the Loans only in accordance with Section 2.7 and as permitted by applicable Law.

7.2          Negative Covenants.

7.2.1           Indebtedness. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness under the Loan Documents;

(ii)         Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof); provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1;

(iii)        Indebtedness incurred with respect to Purchase Money Security Interests and capitalized leases;

(iv)        Indebtedness of a Borrower to another Borrower or of a Borrower to a Subsidiary which is subordinated pursuant to the Intercompany Subordination Agreement;

(v)         Indebtedness between wholly-owned Subsidiaries;

(vi)        Guaranties of Indebtedness of associates/agents of the Insurance Companies in the ordinary course of business; and

(vii)       Additional Indebtedness of the Company in an amount not to exceed $350,000,000 outstanding at any time.

7.2.2           Liens; Lien Covenants. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3           Guaranties. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties by the Company of Indebtedness permitted hereunder and Guaranties permitted under Section 7.2.1.

7.2.4           Dividends and Related Distributions. The Company shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), unless no Event of Default under Section 8.1.1 shall have occurred and be continuing at the time of such dividend or distribution.

7.2.5           Liquidations, Mergers, Consolidations, Acquisitions. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, (a) dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation; provided that any Subsidiary of a Borrower may consolidate or merge into a Borrower or another wholly-owned Subsidiary of the Company or (b) acquire all or substantially all of the capital stock or assets of another Person unless, in the case of either (a) or (b), at such time and immediately after giving effect thereto, no Potential Default or Event of Default exists or would result therefrom.

7.2.6           Dispositions of Assets or Subsidiaries. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 7.2.6 as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its assets or sell or assign with or without recourse any receivables, other than any sale, conveyance, assignment, lease or abandonment (a) in the ordinary course of business or (b) to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Company), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions permitted by this clause (b) previously consummated during the same fiscal year of the Company (as determined in good faith by the board of directors or senior management of the Company), does not constitute more than 3.0% of the consolidated assets of the Company and its Subsidiaries as of the last day of the most recently ended fiscal year of the Company.

7.2.7           Affiliate Transactions. Each of the Borrowers shall not, and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction defined by Section 404(a) of Regulation S-K under the Securities Act of 1933 with any Affiliate or with any director or executive officer of the Company, except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Company or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to any Borrower or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) payment of reasonable compensation to officers for services actually rendered to any Borrower or any of its Subsidiaries, (c) payment of reasonable compensation to directors and (d) transactions approved by the audit committee of the Company.

7.2.8           Continuation of or Change in Business. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, engage in any business other than in substantially the same fields of enterprise as it is presently conducted, substantially as conducted and operated by such Borrower or Subsidiary during the present fiscal year, and such Borrower or Subsidiary shall not permit any material change in such business.

7.2.9           Fiscal Year. The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.2.10         Changes in Organizational Documents. Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in any manner that may be materially adverse to the Administrative Agent or the Lenders without obtaining the prior written consent of the Required Lenders.

7.2.11         Limitation on Certain Restrictions on Subsidiaries. No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by such Borrower or any of its Subsidiaries, or pay any Indebtedness owed to such Borrower or any of its Subsidiaries, (b) make loans or advances to such Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to such Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) agreements entered into with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business or any requirement imposed or required by any Applicable Insurance Regulatory Authority, (iii) provisions in partnership agreements, shareholders agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements or (iv) customary restrictions imposed under contracts (including Policies and insurance contracts) or trust agreements, in each case, entered into in the ordinary course of business.

7.2.12         Anti-Terrorism Laws. Neither Borrower is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Borrowers shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Borrowers with Anti-Terrorism Laws.

7.2.13         Consolidated Debt to Total Capitalization. Not permit the ratio of (a) the principal amount of Consolidated Debt to (b) the sum of (i) Consolidated Net Worth plus (ii) Consolidated Debt to exceed 0.30 to 1.0 at any time.

7.2.14         Consolidated Net Worth. The Company will not permit its Consolidated Net Worth to be less than at any time the sum of (i) $3,000,000,000 plus (ii) 50% of Consolidated Net Income (if positive) of the Company for each fiscal quarter ending after March 31, 2012 plus (iii) an amount equal to 50% of the net cash proceeds received by the Company from any issuance of common or preferred equity interests of the Company consummated after March 31, 2012.

7.3           Reporting Requirements. The Borrowers will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

7.3.1           Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, a copy of the Company Form 10-Q filed with the SEC, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, shareholder’s equity and cash flows for the fiscal quarter then ended, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Company as having been prepared in accordance with GAAP, consistently applied and fairly presenting the consolidated results of operations and cash flows of the Borrower as at the end of such fiscal quarter.

7.3.2          Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail, audited and accompanied by a report and opinion of by independent certified public accountants of nationally recognized standing. The opinion and report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Borrower under any of the Loan Documents.

7.3.3          Certificate of the Company. Concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Sections 7.3.1 and 7.3.2, a certificate (each a “Compliance Certificate”) of the Company signed by the Chief Executive Officer, President or Chief Financial Officer of the Company, in the form of Exhibit 7.3.3.

7.3.4          Notices.

7.3.4.1          Default. Promptly after any Borrower has Knowledge of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Borrower proposes to take with respect thereto.

7.3.4.2          Litigation. Promptly and in any event within ten (10) days after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Borrower or Subsidiary of any Borrower which, if adversely determined, is reasonably likely to result in a Material Adverse Change.

7.3.4.3          ERISA Event. Promptly and in any event within ten (10) days after the occurrence of any ERISA Event, notice of such ERISA Event.

7.3.4.4          Other Reports. Promptly upon their becoming available to the Company:

(i)          Management Letters. Copies of any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim or special audit.

(ii)         Statutory Statements. Within 15 days after the filing of Statutory Statements by any Insurance Company, a copy of such Statutory Statements of such Insurance Company for the relevant fiscal year.

(iii)        Ratings Changes. Promptly upon the announcement thereof, notice of any change in the Debt Rating of the Company or in the Financial Strength Rating of any Insurance Company.

(iv)        Licenses. Within five (5) Business Days of such notice, notice of actual suspension, termination or revocation of any material License of the Insurance Subsidiaries by any Official Body or of receipt of notice from any Official Body notifying the Company or any Subsidiary of a hearing (which is not withdrawn within ten (10) days) relating to such a suspension, termination or revocation, including any request by a Official Body which commits the Company or any Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Company to conduct its business.

(v)         SEC Reports; Shareholder Communications. Copies of Forms 10-K and 10-Q, registration statements and prospectuses filed by the Company with the Securities and Exchange Commission.

(vi)        Insurance Code. Promptly upon obtaining Knowledge thereof, notice of any actual or proposed material changes in the Insurance Code governing the investment or dividend practices of any Insurance Company.

(vii)       Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

8.          DEFAULT

8.1          Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1            Payments Under Loan Documents. Either Borrower shall fail to pay (a) when due, any principal of any Loan (including the payment due at maturity), or Obligation or (b) within two (2) Business Days after the same shall become due, any interest on any Loan, or any other amount owing hereunder or under the other Loan Documents;

8.1.2           Breach of Warranty. Any representation or warranty made at any time by any of the Borrowers herein or by any of the Borrowers in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3           Breach of Negative Covenants or Visitation Rights. Any of the Borrowers shall default in the observance or performance of any covenant contained in Section 7.1.5 or Section 7.2;

8.1.4           Breach of Other Covenants. Any of the Borrowers shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after (a) a Borrower obtains Knowledge thereof or (b) written notice thereof from the Administrative Agent to the Company;

8.1.5           Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Borrower or Subsidiary of any Borrower may be obligated as a borrower or guarantor in excess of $50,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived or amended) or the termination of any commitment to lend;

8.1.6           Final Judgments or Orders. Any final, nonappealable judgments or orders involving a liability in excess of $50,000,000 (after the application of any applicable insurance or reinsurance coverage) in the aggregate shall be entered against any Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7           Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8           Uninsured Losses; Proceedings Against Assets. Any of the Borrowers’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9           Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and such failure has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.

8.1.10         Change of Control. (a)  Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 50% or more of the voting capital stock of the Company; (b) during any period of 12 consecutive months a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) the Company shall fail to own 100% of the economic and voting rights of CFC-I;

8.1.11         Regulatory Orders. Any Insurance Subsidiary becomes subject to a corrective order or similar document issued by an Applicable Insurance Regulatory Authority which cites or otherwise references its financial impairment, or failure to meet minimum levels of statutory capital or surplus and such failure is not cured within thirty (30) days of the date of such corrective order or similar document;

8.1.12         Insurance Licenses. Any one or more Licenses of the Insurance Subsidiaries shall be suspended, limited or terminated or shall not be renewed and such action would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change; or

8.1.13         Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Borrower or any Subsidiaries (other than Insignificant Subsidiaries) and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Borrower or any Subsidiaries (other than Insignificant Subsidiaries) institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Borrower or any Subsidiaries (other than Insignificant Subsidiaries) ceases to be solvent or admits in writing its inability to pay its debts as they mature.

8.2           Consequences of Event of Default.

8.2.1           Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 8.1.1 through 8.1.12 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

8.2.2           Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.1.13 shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3           Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or participant to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, Affiliate or participant, irrespective of whether or not such Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates and participants may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4           Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Borrowers have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)          first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with collection of any Obligations of any of the Borrowers under any of the Loan Documents;

(ii)         second, to the repayment of all Obligations then due and unpaid of the Borrowers to the Lenders or their Affiliates incurred under this Agreement, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

(iii)        the balance, if any, as required by Law.

9.          THE ADMINISTRATIVE AGENT

9.1          Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

9.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6           Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7           Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8           No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9           Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) among the Borrowers and Administrative Agent, as amended from time to time.

9.10        No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.         MISCELLANEOUS

10.1        Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrowers hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrowers; provided, that no such agreement, waiver or consent may be made which will:

10.1.1           Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

10.1.2           Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

10.1.3           Miscellaneous. Amend Section 4.2, 9.3 or 4.3 or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Swing Lender may be made without the written consent of the Administrative Agent or Swing Lender, as applicable.

10.2        No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3        Expenses; Indemnity; Damage Waiver.

10.3.1           Costs and Expenses. The Borrowers agree, jointly and severally, to pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Borrowers’ books, records and business properties.

10.3.2           Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the any Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

10.3.3           Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Sections 10.3.1 or 10.3.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

10.3.4           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.

10.3.5           Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4        Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5        Notices; Effectiveness; Electronic Communication.

10.5.1           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2, shall be effective as provided in such Section.

10.5.2           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3           Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6        Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7        Duration; Survival. All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 and Section 10.3, shall survive Payment In Full. All other covenants and agreements of the Borrowers shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8        Successors and Assigns.

10.8.1           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2, (ii) by way of participation in accordance with the provisions of Section 10.8.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (i)(A) of this Section 10.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)        Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv)        Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)         No Assignment to Borrowers. No such assignment shall be made to a Borrower or any of a Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 4.7, and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4.

10.8.3           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4           Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Swing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 10.1.1 or 10.1.2). Subject to Section 10.8.5, the each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.8.5           Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 4.7, 4.8 or 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.8.4 as though it were a Lender.

10.8.6           Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9        Confidentiality.

10.9.1           General.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.9.2           Sharing Information With Affiliates of the Lenders.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Borrowers hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1.

10.10        Counterparts; Integration; Effectiveness.

10.10.1         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11        CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1         Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles.

10.11.2         SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE SWING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3         WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12        USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

CINCINNATI FINANCIAL CORPORATION

By:	/S/ Michael J. Sewell
Name:	Michael J. Sewell
Title:	Chief Financial Officer, Senior Vice President and Treasurer

CFC INVESTMENT COMPANY

By:	/S/ Michael J. Sewell
Name:	Michael J. Sewell
Title:	Chief Financial Officer and Senior Vice President

Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/S/ William McDonnell

Name:	William McDonnell

Title:	Senior Vice President

Credit Agreement

Signature Page

FIFTH THIRD BANK, N.A.

By:	/S/ Megan S. Szewc

Name:	Megan S. Szewc

Title:	Vice President

Credit Agreement

Signature Page

THE HUNTINGTON NATIONAL BANK

By:	/S/ Josh Elsea

Name:	Josh Elsea

Title:	Vice President – Large Corporate Banking

Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ Bonnie S. Wiskowski

Name:	Bonnie S. Wiskowski

Title:	Vice President

Credit Agreement

Signature Page

BRANCH BANKING AND TRUST COMPANY

By:	/S/ Greg R. Bramstetter

Name:	Greg R. Bramstetter

Title:	Senior Vice President

Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY

By:	/S/ Chris McKean

Name:	Chris McKean

Title:	Senior Vice President

Credit Agreement

Signature Page

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON DEBT RATINGS

		Commitment	Revolving Credit Base	Revolving Credit
Level	Debt Rating	Fee	Rate Spread	LIBOR Rate Spread

I	A-/A3 or better	10.0	0.0	100.0

II	BBB+ / Baa1	12.5	12.5	112.5

III	BBB / Baa2	15.0	25.0	125.0

IV	BBB- / Baa3	17.5	50.0	150.0

V	Less than BBB- /Baa3	20.0	75.0	175.0

For purposes of determining the Applicable Margin and the Commitment Fee:

(a)          “Debt Rating” means, as of any date of determination, the rating as determined by either Standard & Poor or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Company has only one Debt Rating, then the Pricing Level for such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

(b)          Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 6.1.1(vi). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

SCHEDULE 1.1(A) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Commitment	Ratable Share

PNC Bank, National Association
Address:
1900 East 9th Street
Cleveland OH, 44114
Attention:	$65,000,000	28.888888889%
William McDonnell
Telephone:
(216) 222-2130
Telecopy:
(216) 222-865

Fifth Third Bank, N.A.
Address:
38 Fountain Square Plaza
Cincinnati, OH 45263
Attention:
Megan Szewc	$65,000,000	28.888888889%
Telephone:
(513) 358-3097
Telecopy:
(513) 358-3480

The Huntington National Bank
Address:
41 South High Street-HC0845
Columbus, OH 43215
Attention:
Josh Elsea	$25,000,000	11.111111111%
Telephone:
(614) 480-5429
Telecopy:
(877) 274-8593

US BANK, NATIONAL ASSOCIATION
Address:
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention:
Bonnie Wiskowski	$25,000,000	11.111111111%
Telephone:
(414) 756-6761
Telecopy:
(414) 765-4632

BRANCH BANKING AND TRUST COMPANY
Address:
2600 Eastpoint Pkwy
Louisville, KY 40223
Attention:
Greg Branstetter	$25,000,000	11.111111111%
Telephone:
(502) 614-4246
Telecopy:
(502) 253-2809

THE NORTHERN TRUST COMPANY
Address:
50 South LaSalle Street
Chicago, IL 60423
Attention:
Chris McKean	$20,000,000	8.888888889%
Telephone:
(312) 557-3268
Telecopy:
(312) 557-1425

Total	$225,000,000	100.000000000%

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent and Borrowers:

ADMINISTRATIVE AGENT:

PNC Bank, National Association
1900 East 9th Street
Cleveland OH, 44114

Attention:	William McDonnell
Telephone:	(216) 222-2130
Telecopy:	(216) 222-8655

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219

Attention:	Agency Services
Telephone:	(412) 762-6442
Telecopy:	(412) 762-8672

BORROWERS:

Cincinnati Financial Corporation

6200 S. Gilmore Road

Fairfield, Ohio  45014

Attention:  Michael J. Sewell and Lisa A. Love, Esq.

Telephone:  (513) 870-2000

Telecopy:  (513) 881-8890

With a Copy To:

Charles F. Hertlein, Jr., Esq.

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, OH  45202-4720

Telephone:  (513) 977-8315

Telecopy:  (513) 977-8327

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(P)

PERMITTED LIENS

None.

SCHEDULE 1.1(P) - 1

SCHEDULE 5.1.2

SUBSIDIARIES

Cincinnati Financial Corporation, an Ohio corporation, owns 100 percent of the equity of:

1)	The Cincinnati Insurance Company, an Ohio corporation, which owns 100 percent of the equity of :

a.           The Cincinnati Casualty Company, an Ohio corporation

b.           The Cincinnati Indemnity Company, an Ohio corporation

c.           The Cincinnati Life Insurance Company, an Ohio corporation

d.           The Cincinnati Specialty Underwriters Insurance Company, a Delaware corporation

2)	CFC Investment Company, an Ohio corporation
3)	CSU Producer Resources, Inc., an Ohio corporation

SCHEDULE 5.1.2

SCHEDULE 5.1.10

INTELLECTUAL PROPERTY

Cincinnati Financial Corporation (CFC) filed ten related trademark applications with the United States Patent & Trademark Office (USPTO) in 2011 regarding CFC’s new bridge logo. All ten applications were published for opposition in due course. The first application was registered in December 2011. In 2012, Mapfre Familiar, Compañia de Seguros Y Reaseguros, S.A. (Mapfre) filed an extension of time to file notice of opposition with the USPTO on the pending nine published applications on the grounds of priority and likelihood of confusion over the bridge logos. Mapfre subsequently filed certain trademark applications in the USPTO for its bridge logos. CFC denies that Mapfre has priority and that its bridge designs are likely to be confused with the Mapfre bridge logos. As the respective marks have co-existed for some time without consumer confusion, the parties are in the process of negotiating a co-existence agreement to resolve all issues concerning their respective ownership and rights in and to the use of their respective marks and to avoid any potential consumer confusion between their uses of such marks.

SCHEDULE 5.1.10

SCHEDULE 5.1.13

ENVIRONMENTAL DISCLOSURES

None.

SCHEDULE 5.1.13

SCHEDULE 7.1.2

PERMITTED INDEBTEDNESS

1)	$391,000,000 aggregate principal amount of 6.92% Senior Debentures due 2028

2)	$28,000,000 aggregate principal amount of 6.9% Senior Debentures due 2028

3)	$374,000,000 aggregate principal amount of 6.125% Senior Notes due 2034

SCHEDULE 7.1.2